EXHIBIT 99.3


         LASER MORTGAGE MANAGEMENT, INC. ANNOUNCES RECEIPT OF A PROPOSAL
                      FROM ELLINGTON MANAGEMENT GROUP, LLC

          New York, New York, November 8, 1999. LASER Mortgage Management, Inc. (NYSE: LMM) announced today that, on November 5, 1999, it received an unsolicited letter from Ellington Management Group, LLC, an investment advisor to an investment fund which holds 9.85% of the Company's outstanding common stock. Ellington stated that it desires to discuss a negotiated acquisition of the Company by funds managed by Ellington in a two step transaction which would begin with a tender offer for the Company's common stock and would be followed by a back-end merger, at a price of $4.15 per share. The Company said that its Board of Directors will meet with its financial advisor, Lehman Brothers Inc., and its outside legal counsel and will consider the proposal.

          LASER Mortgage Management, Inc. is a specialty finance company investing primarily in mortgage-backed securities and mortgage loans. The Company has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

         Date:             November 8, 1999

         Contact:          LASER Mortgage Management, Inc.
                           William J. Michaelcheck
                           President and Chief Executive Officer
                           212-758-6200